Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated February 18, 2021, relating to the consolidated financial statements and financial statement schedule of VICI Properties Inc. and subsidiaries, and the effectiveness of VICI Properties Inc. and subsidiaries’ internal control over financial reporting, appearing in the Annual Report on Form 10-K of VICI Properties Inc. and subsidiaries for the year ended December 31, 2020. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Deloitte & Touche LLP

New York, New York

May 27, 2021